Exhibit 99.1
MedAvail Reports First Quarter 2021 Financial Results
MISSISSAUGA, Ontario and PHOENIX, Ariz. – May 12, 2021 – MedAvail Holdings, Inc. (Nasdaq: MDVL) (“MedAvail”) a technology-enabled pharmacy company, today reported financial results for the three months ended March 31, 2021.
“Our first quarter results illustrate a strong start to the year, as our revenue grew over 30% on a sequential basis,” said Ed Kilroy, Chief Executive Officer of MedAvail. “We continue to make substantial progress on expanding into new geographies and fostering our enterprise customer relationships. Moreover, we are very excited to be entering the Florida region in the second half of 2021, with our first central pharmacy in Florida expected to open in the Orlando area in July. We believe we have a significant annual market opportunity of $3.7 billion in Florida with hundreds of potential clinics for our SpotRx solution.”
Mr. Kilroy continued, “We remain very excited about what we believe is our opportunity to approximately double our revenue this year as a result of expansions into new geographies as well as with current customers. With strong interest in our SpotRx pharmacy model and technology, and the backdrop of the recovery from COVID-19 we are beginning to see across the U.S., we are confident that we are well-positioned to drive further momentum during 2021 and beyond.”

First Quarter 2021 Financial and Operational Highlights
All comparisons, unless otherwise noted, are to the three months ended March 31, 2020.
•Total net revenue was $4.0 million, an increase of 185%
•Total net revenue by segment
◦Retail Pharmacy Services revenue increased 164% to $3.4 million
◦Pharmacy Technology revenue increased 430% to $0.6 million
•1 MedCenter deployment compared to 5 total MedCenter deployments
•Net Loss was $9.5 million compared to a net loss of $5.7 million
•Adjusted EBITDA losses of $8.9 million compared to $5.2 million
•Cash, cash equivalents, and restricted cash totaled $47.6 million as of quarter-end
Full Year 2021 Financial Outlook
With the healthcare industry beginning to emerge from the COVID-19 challenges and return to a more normal environment, many clients who had delayed scheduled installations in the first quarter of 2021 or early in the second quarter of 2021 are beginning to reschedule deployments. As such, the minimum number of new clinics we expect to deploy in 2021 remains unchanged at 45. Based on these delays and impacts on installed sites in the first quarter and early second quarter of 2021, MedAvail has narrowed its 2021 net revenue guidance expectation from the prior range of between $27 to $34 million to a new range of between $27 to $31 million, which represents growth of between 93% to 121% over 2020 revenue of $14 million.
We do not expect the impact of the implementation delays on revenue to persist as we return to a normalized healthcare environment, and we continue to expect strong sequential revenue growth throughout the year.

Conference Call
MedAvail will host a conference call at 1:30 p.m. PT / 4:30 p.m. ET on Wednesday, May 12, 2021 to discuss its first quarter 2021 financial results. A webcast of the conference call can be accessed at https://investors.medavail.com/. The webcast will be archived and available for replay for at least 90 days after the event.
About MedAvail
MedAvail Holdings, Inc. (NASDAQ: MDVL) is a technology-enabled pharmacy organization, providing turnkey in-clinic pharmacy services through its proprietary robotic dispensing platform, the MedAvail MedCenter, and home delivery operations, to Medicare clinics. MedAvail helps patients to optimize drug adherence, resulting in better health outcomes. Learn more at www.medavail.com.
Forward Looking Statements
Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "should," "would," "plan," "predict," "potential," "seem," "seek," "future," "outlook," "project," and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding MedAvail's business strategy and market opportunity; potential future revenue projections and expectations for growth; expansion plans; and customer partnerships. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of MedAvail's management and are not predictions of actual performance. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including but not limited to general economic, financial, legal, political and business conditions and changes in domestic and foreign markets; the potential effects of COVID-19; the outcome of judicial proceedings to which MedAvail is, or may become a party; changes in competitive conditions prevailing in the healthcare sector; the availability of capital; and the other risks discussed under the heading "Risk Factors" in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on March 31, 2021, and other documents MedAvail files with the SEC in the future. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. These forward-looking statements speak only as of the date hereof and MedAvail specifically disclaims any obligation to update these forward-looking statements.
Contacts:
Investor Relations
Caroline Paul
Gilmartin Group
ir@medavail.com

SOURCE MedAvail Holdings, Inc.

MEDAVAIL HOLDINGS, INC.
Consolidated Condensed Statements of Operations
(US Dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Sales:
Pharmacy and hardware sales	$3,781	$1,402
Service sales	246	10
Total sales	4,027	1,412
Cost of sales:
Pharmacy and hardware cost of sales	3,526	1,385
Service cost of sales	181	47
Total cost of sales	3,707	1,432
Gross profit (loss)	320	(20)
Pharmacy operations	1,911	1,089
General and administrative	6,515	3,500
Selling and marketing	1,377	703
Research and development	168	215
Operating loss	(9,651)	(5,527)
Other gain (loss), net	161	8
Interest income	40	8
Interest expense	(2)	(179)
Loss before income taxes	(9,452)	(5,690)
Income tax	—	—
Net loss	$(9,452)	$(5,690)
Net loss per share - basic and diluted	$(0.29)	$(3.15)
Weighted average shares outstanding - basic and diluted	32,439,953	1,808,105

MEDAVAIL HOLDINGS, INC.
Consolidated Condensed Balance Sheets
(US Dollars in thousands, except share amounts)
(Unaudited)

	March 31,	December 31,
	2021	2020

Assets
Current assets:
Cash and cash equivalents	$47,582	$57,936
Restricted cash	61	60
Accounts receivable (net of allowance for doubtful accounts of $0.03 million for March 31, 2021, $0.04 million for December 31, 2020)	1,404	1,520
Inventories	3,119	2,817
Prepaid expenses and other current assets	1,455	1,534
Total current assets	53,621	63,867
Property, plant and equipment, net	3,782	3,795
Right-of-use assets	1,318	1,239
Other assets	203	203
Intangible assets	614	227
Total assets	$59,538	$69,331
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$3,802	$4,512
Short-term debt	2,000	2,161
Contract liability	262	275
Current portion of lease obligations	605	665
Total current liabilities	6,669	7,613
Long-term portion of lease obligations	788	651
Total liabilities	7,457	8,264
Stockholders' deficit:
Common shares ($0.001 par value, 100,000,000 shares authorized, 31,939,898 and 31,816,020 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively)	32	32
Warrants	2,579	2,614
Additional paid-in-capital	214,125	213,624
Accumulated other comprehensive loss	(6,928)	(6,928)
Accumulated deficit	(157,727)	(148,275)
Total stockholders' equity	52,081	61,067
Total liabilities and stockholders' equity	$59,538	$69,331

MEDAVAIL HOLDINGS, INC.
Supplemental Financial Information - Segments
(US Dollars in thousands, except share amounts)
(Unaudited)

	Retail Pharmacy Services	Pharmacy Technology	Total
Three Months Ended March 31, 2021
Sales:
Pharmacy and hardware sales:
Retail pharmacy sales	$3,418	$—	$3,418
Hardware	—	241	241
Subscription sales	—	122	122
Total pharmacy and hardware sales	3,418	363	3,781
Service sales:
Software integration	—	—	—
Software	—	33	33
Maintenance and support	—	31	31
Installation	—	16	16
Professional services and other	—	166	166
Total service sales	—	246	246
Total sales	3,418	609	4,027
Cost of sales	3,329	378	3,707
Gross profit	$89	$231	$320

	Retail Pharmacy Services	Pharmacy Technology	Total
Three Months Ended March 31, 2020
Sales:
Pharmacy and hardware sales:
Retail pharmacy sales	$1,297	$—	$1,297
Hardware	—	—	—
Subscription sales	—	105	105
Total pharmacy and hardware sales	1,297	105	1,402
Service sales:
Software integration	—	—	—
Software	—	—	—
Maintenance and support	—	10	10
Installation	—	—	—
Professional services and other	—	—	—
Total service sales	—	10	10
Total sales	1,297	115	1,412
Cost of sales	1,338	94	1,432
Gross profit	$(41)	$21	$(20)

Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: adjusted sales, adjusted operating expenses, EBITDA, and adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
We define Adjusted Sales for a particular period as Sales excluding certain items that may not be indicative of our recurring core business operating results, such as adjustments to bad debt reserve or yearend accrual adjustments.
We define Adjusted EBITDA for a particular period as net (loss) income before interest, taxes, depreciation and amortization, and as further adjusted for merger-related expenses, stock-based compensation expense, payroll tax expense related to stock-based compensation, loss on extinguishment of debt, financing related expenses, loss on abandonment and impairment of operating lease assets, non-recurring inventory adjustments and other (income) expense, net.
We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our recurring core business operating results, like one-time transaction costs related to the reverse merger. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance and liquidity as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.
There are a number of limitations related to the use of non-GAAP financial measures. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP.

MEDAVAIL HOLDINGS, INC.
Unaudited Reconciliation of GAAP to Non-GAAP Measures
(US Dollars in thousands)

	Three Months Ended March 31,
	2021	2020
Net loss	$(9,452)	$(5,690)
Adjustments to calculate EBITDA:
Interest expense	2	179
Income tax	—	—
Depreciation and amortization (1)	340	243
EBITDA	(9,110)	(5,268)
Adjustments as follows:
Share-based compensation expense	260	84
Adjusted EBITDA	$(8,850)	$(5,184)
(1) Excludes $162 thousand and $149 thousand in operating lease amortization for the three month periods ended March 31, 2021, and 2020, respectively.